EXHIBIT 4.02

ANNA’S LINEN COMPANY

Shareholders’ Agreement

September 6, 2002

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	4.2	Monthly Financial Statements.	18
	4.3	Related Party Transactions.	18
	4.4	Key Man Insurance	19
	4.5	Director and Officer Insurance	19
	4.6	The Series A Director.	19

5.	Termination.		19

6.	Miscellaneous.		20
	6.1	Governing Law. Consent to Jurisdiction. Waiver of Jury Trial.	20
	6.2	Notices.	20
	6.3	Assignment.	21
	6.4	Amendment.	21
	6.5	Severability.	21
	6.6	Attorney’s Fees.	22
	6.7	Legal Representation	22
	6.8	Counterparts.	22
	6.9	Entire Agreement.	22

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SHAREHOLDERS’ AGREEMENT

This Shareholders’ Agreement (the “Agreement”) is made as of September 6, 2002 by and among Anna’s Linen Company, a California corporation (the “Company”), Alan Gladstone (the “Founder”), Rosewood Capital III, L.P., a Delaware limited partnership (“Fund III”), Rosewood Capital IV, L.P., a Delaware limited partnership (“Fund IV”), and Rosewood Capital IV Associates, L.P., a Delaware limited partnership (“Rosewood Associates” and together with Fund III and Fund IV, the “Investors”).

RECITALS

WHEREAS, on August 14, 2002, the Company and the Investors entered into a Series A Convertible Preferred Stock Purchase Agreement (the “Series A Purchase Agreement”) pursuant to which the Company will sell, and the Investors will purchase upon Closing (as defined in the Series A Purchase Agreement), in the aggregate 364,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Shares”);

WHEREAS, immediately following the issuance of the Series A Shares and the execution of this Agreement, the Company shall repurchase a total of 364,000 shares of the Company’s issued and outstanding common stock pursuant to the terms and conditions of binding repurchase agreements entered into between the Company and current holders of the Company’s common stock (the “Repurchase”);

WHEREAS, each of the Company and Founder wishes to provide further inducement to the Investors to purchase the Series A Shares of the Company by entering into this Agreement;

WHEREAS, it is a condition to the closing of the sale of the Series A Shares to the Investors pursuant to the Series A Purchase Agreement that the Founder, the Investors and the Company enter into this Agreement; and

WHEREAS, as of the date hereof, the Founder owns 641,333 shares of Company Common Stock, par value $0.01 per share (“Common Stock”) (and together with any and all other shares of the capital stock of the Company now owned or hereafter acquired by the Founder, the “Founder’s Shares”);

NOW THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. Certain Definitions.

As used in this Agreement, the following terms shall have the following respective meanings:

1.1 “Affiliate” shall mean, with respect to any person, any person that directly or indirectly controls, is controlled by, or is under common control with such person. A person shall be deemed to control another person if the controlling person owns 10% or more of any class of stock of the controlled person or possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the controlled person, whether through ownership of stock, by contract or otherwise.

1.2 “Commission” shall mean the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

1.3 “Conversion Stock” shall mean the shares of Common Stock issued or issuable upon conversion of the Series A Shares.

1.4 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

1.5 “Holder” shall mean the holders of Registrable Securities, securities convertible into Registrable Securities and any person holding such securities to whom the rights under this Agreement have been transferred in accordance with Section 3.9 hereof.

1.6 “Original Issue Price” shall mean $68.68 (as appropriately adjusted for any stock splits, stock dividends, combinations, reclassifications and other similar events occurring after the date hereof).

1.7 “Qualified Acquisition” shall mean any sale, lease, assignment, transfer, or other conveyance of all or substantially all of the assets of the Company or any of its subsidiaries, or any consolidation or merger involving the Company or any of its subsidiaries, in which in excess of fifty percent (50%) of the Company’s voting power is transferred, or any reclassification or other change of any stock, or any recapitalization of the Company or any transaction or series of transactions pursuant to which the holders of the outstanding voting securities of the Company immediately prior to such transaction fail to hold equity securities representing a majority of the voting power of the Company or surviving entity immediately following such consolidation, merger or other transaction, where such transaction results in total consideration paid to holders of Series A Shares greater than or equal to the lesser of (a) a 35% internal rate of return on such holder’s aggregate original investment in Series A Shares compounded annually or (b) the sum per share of Series A Shares of (x) 200% of the Original Issue Price plus (y) a 12% annualized dividend on such amount accruing from the date at which the holder of Series A Shares would realize a price per share in an amount equal to 200% of the Original Issue Price (assuming a 35% internal rate of return to the holders of Series A Shares until that date).

1.8 “Qualified IPO” shall mean a firm commitment underwritten public offering registered under the Securities Act or any successor statute, in which (i) the public offering price per share of the Common Stock is at least 200% of the Original Issue Price and (ii) the aggregate gross proceeds to the Company and any selling stockholders of the Company are not less than $35,000,000.

1.9 “Registrable Securities” shall mean (i) the Series A Shares, (ii) the Conversion Stock, (iii) any Common Stock issued or issuable in exchange for or in replacement of Series A Shares or other securities convertible into or exercisable for the Series A Shares or the Conversion Stock upon any stock split, stock dividend, recapitalization, or similar event, (iv) any securities of the Company issued to the Investor pursuant to preemptive rights or rights of first refusal, provided, however, that shares of Common Stock or other securities shall only be treated as Registrable Securities if and so long as (X) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction and (Y) the registration rights with respect to such securities have not terminated pursuant to Section 3.10.

1.10 “Register,” “Registered” and “Registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

1.11 “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 3.1, 3.2 and 3.3 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, blue sky fees and expenses, legal and accounting fees, disbursements and expenses including reasonable fees and expenses of one counsel to the selling Holders, provided, however, that the Registration Expenses shall not include the Selling Expenses.

1.12 “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

1.13 “Selling Expenses” shall mean all underwriting discounts, selling commissions and the fees.

2. Restrictions on Transfer; Compliance with Securities Act; Lock-Up Agreement.

2.1 Restrictions on Transfer.

(a) No sale, assignment, transfer, pledge, hypothecation or other disposition of Founder’s Shares (each a “Transfer”) by the Founder (other than permitted Transfers pursuant to Section 2.1(b) hereof) shall be valid, enforceable, or effective unless such Transfer is made in accordance with the terms and provisions of this Section 2.

(b) The restrictions contained in this Section 2 shall not apply with respect to any Transfer by the Founder to or among his Affiliates or to his spouse, parents, children or siblings and trusts, family partnership or similar estate planning vehicles for the benefit of such individual or such individual’s spouse, parents, children or siblings, provided that, the transferees of such Founder’s Shares pursuant to this Section 2.1(b) shall have agreed in writing to be bound by the provisions of this Agreement affecting the Founder’s Shares so transferred.

2.2 Restrictive Legends.

Each certificate representing Founder’s Shares or any other securities issued in respect of such Founder’s Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions below) be stamped or otherwise imprinted with legends in the following form (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN CONDITIONS AND RESTRICTIONS AS TO TRANSFER UNDER THE TERMS OF A SHAREHOLDERS’ AGREEMENT ENTERED INTO BY THIS CORPORATION AND CERTAIN OF ITS SHAREHOLDERS, A TRUE AND CORRECT COPY OF WHICH IS ON FILE AT THE OFFICES OF THE CORPORATION AND SAID SHARES MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN STRICT ACCORDANCE WITH THE TERMS OF THAT AGREEMENT. A COPY OF SAID AGREEMENT WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF THIS CERTIFICATE UPON RECEIPT BY THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE OF A WRITTEN REQUEST OF THE HOLDER REQUESTING SUCH A COPY.

2.3 Right of First Refusal.

(a) Except as permitted under Section 2.1(b), in the event that the Founder desires to Transfer any Founder’s Shares to a third party, and the Founder has received a bona fide offer in writing from a third party to buy any or all of the Founder’s Shares, the Founder shall first notify the Investors in writing of the proposed sale (a “Transfer Notice”). The Transfer Notice (which will be deemed effective as to all Investors when delivered to the party identified in Section 6.2(a)) shall contain all material terms of the proposed Transfer, including, without limitation, the name and address of the prospective transferee, the purchase price and terms of payment, the date and place of the proposed Transfer, and the number and description of shares proposed to be transferred by the Founder (such shares being the “Offered Shares”).

(b) The Investors shall have the option for a period of twenty (20) days after receipt of the Transfer Notice to elect to purchase any or all of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice (or terms and conditions as similar as reasonably possible). The Investors may exercise such purchase option and thereby purchase any or all of the Offered Shares by notifying the Founder in writing before the expiration of such twenty (20) day period. If any Investor gives the Founder notice that such Investor or any of its

Affiliates desires to purchase any or all of the Offered Shares within the applicable timeframe, then payment for the Offered Shares shall be made by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefore, which shall be no later than the sixty (60) days after the receipt of the Transfer Notice.

2.4 Right of Co-Sale.

To the extent the Investors do not exercise their rights of first refusal, pursuant to Section 2.3 above, as to any Offered Shares proposed to be sold by the Founder, the Founder shall notify the Investors in writing of the proposed sale (the “Additional Transfer Notice”). The Additional Transfer Notice shall briefly describe the Investors’ rights of co-sale with respect to the proposed Transfer. If any Investor notifies the Founder in writing within ten (10) days after receipt of the Additional Transfer Notice of its intent to participate in such sale, such Investor shall have the right to participate in such sale of shares on the same terms and conditions as specified in the Additional Transfer Notice, provided, that the co-selling Investor, if any, may be required to convert the required number of shares of Series A Shares into the corresponding number of shares of Common Stock prior to such sale. The Investors’ collective notice to the Founder shall indicate the number of shares of capital stock the Investors, in the aggregate, wish to sell under their respective rights of co-sale. To the extent the Investors exercise any such right of co-sale in accordance with the terms and conditions set forth below, the number of shares of Common Stock that the Founder may sell in the Transfer shall be correspondingly reduced. In the event that the Founder proposes to sell 25% or more of the Founder’s Shares to the purchaser as identified in the Additional Transfer Notice, the Investors shall be entitled to sell all or such lesser portion of Investors’ Series A Shares or other Company capital stock as Investors may elect to the purchaser as indicated in the Additional Transfer Notice. If the Founder proposes to sell less than 25% of the Founder’s Shares, the Investors may sell all or any part of that number of shares of Company capital stock equal to the product obtained by multiplying (i) the aggregate number of shares of Common Stock covered by the Additional Transfer Notice by (ii) a fraction, the numerator of which shall be the number of shares of Common Stock (including Conversion Stock) owned by the Investors in the aggregate on the date of the Additional Transfer Notice and the denominator of which shall be the total number of shares of Common Stock (including Conversion Stock) owned by the Investors and the Founder in the aggregate on the date of the Additional Transfer Notice. The Investors shall effect their participation in the sale by promptly delivering to the Founder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer. To the extent that any prospective purchaser or purchasers refuses to purchase shares or other securities from the Investors exercising their rights of co-sale hereunder, the Founder shall not sell to such prospective purchaser or purchasers any Founder’s Shares unless and until, simultaneously with such sale, the Founder purchases such shares or other securities from the Investors for the same consideration and on the same terms and conditions as the proposed transfer described in the Additional Transfer Notice.

2.5 Non-Exercise.

If the Investors have not exercised any right of first refusal pursuant to Section 2.3 hereof or right of co-sale pursuant to Section 2.4 hereof with respect to any Offered Shares, then the Founder shall be free to sell such Offered Shares to the prospective purchaser on the same terms and conditions as outlined in the Transfer Notice or Additional Transfer Notice, as the case may be, and provided that in the event such Offered Shares are not sold within sixty (60) days of the date of the Transfer Notice or Additional Transfer Notice, as the case may be, they shall once again be subject to the rights of first refusal and co-sale provided herein.

2.6 Transfer of Shares.

Notwithstanding the foregoing, any attempt by the Founder to transfer shares of Company capital stock in violation of Section 2 hereof shall be void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee(s) as a shareholder of the Company.

2.7 Put Option.

In the event that the Founder should sell any shares of Founder’s Shares in contravention of the co-sale rights of the Investors under Section 2.4 (a “Prohibited Transfer”), the Investors, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and the Founder shall be bound by the applicable provisions of such option. In the event of a Prohibited Transfer, the Investors shall have the right to sell to the Founder the type and number of shares of Company capital stock equal to the number of shares that the Investors would have been entitled to transfer to the third-party transferee(s) under Section 2.4 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(a) The price per share at which the shares are to be sold to the Founder shall be equal to the price per share paid by the third-party transferee(s) to the Founder in the Prohibited Transfer. The Founder shall also reimburse the Investors for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of any rights of any of the Investors under Section 2.4 and this Section 2.7.

(b) In the case that the Investors shall exercise the put option created hereby, the Investors shall deliver to the Founder the certificate or certificates representing the shares to be sold, duly endorsed for transfer, within ninety (90) days after the later of the dates on which such exercising party (i) received notice of the Prohibited Transfer or (ii) otherwise became aware of the Prohibited Transfer.

(c) Upon receipt of the certificate or certificates for any shares to be sold by the Investors to the Founder shall, pursuant to this Section 2.7, pay the aggregate purchase price therefore and the amount of reimbursable fees and expenses, as specified in Section 2.7(a), in cash or by other means acceptable to such parties.

2.8 New Issuances.

(a) The Company hereby grants to the Holders of at least 22,279 shares of Registrable Securities the right of first refusal (the “Right of First Refusal”) to purchase a pro rata share (rounded to the next lowest number) of all (or any part) of any “New Securities” (as defined in Section 2.8(b)) that the Company may, from time to time, propose to sell and issue. Such pro rata share, for purposes of this Right of First Refusal, is the ratio of the number of shares of Registrable Securities (calculated on an as-converted basis) then owned by such Holders to the total number of shares of Common Stock outstanding immediately prior to such issuance calculated on a fully diluted basis (i.e., as if all securities convertible into or exercisable for Common Stock had been fully converted into or exercised for shares of Common Stock immediately prior to such issuances). This Right of First Refusal shall be subject to the following provisions:

(b) New Securities. “New Securities” shall mean any Common Stock or any preferred stock of the Company whether or not authorized on the date hereof, and rights, options or warrants to purchase Common Stock or any preferred stock of the Company and equity securities of any type whatsoever that are, or may become, convertible or exchangeable into Common Stock or preferred stock of the Company; provided, however, that “New Securities” shall not include the following:

(i) (A) shares of the Common Stock issued upon conversion of the Series A Shares and (B) any other securities issued in respect of the Series A Shares or the Conversion Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event;

(ii) options to purchase 70,000 shares of Common Stock, in the aggregate, granted by the Company as appropriately adjusted for any subsequent stock splits, stock dividends, combinations, reclassifications and similar events, and the shares of Common Stock issuable upon the exercise of any of such options;

(iii) shares of Common Stock or any preferred stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

(iv) securities offered to the public pursuant to a Qualified IPO or any other offering registered under the Securities Act that is approved by the holders of the majority of the then-outstanding Series A Shares; and

(v) shares of Company capital stock issued in a Qualified Acquisition or any other transaction approved by a majority of the then-outstanding Series A Shares.

(c) Notices. In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Holder entitled to a Right of First Refusal as provided above written notice of its intention, describing the type of New Securities, the price and the general terms upon which the Company proposes to issue the same, provided that, notice to a Holder who is an Investor which is delivered to the name and address identified in Section 6.2(a) will be deemed effective as to each such Investor. Each such Holder shall have ten (10) days after receipt of such notice to agree to purchase up to its pro rata share of such New Securities at the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. Notwithstanding the terms set forth in the notice, each such Holder shall have the right to pay cash for New Securities offered in the Notice. If any such Holder fails to so agree in writing within such ten (10) day period to purchase such Holder’s full pro rata share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of its pro rata share of such New Securities that it did not so agree to purchase and the Company shall promptly give each Holder (if any) who has timely agreed to purchase its full pro rata share of such offering of New Securities (a “Purchasing Holder”) written notice of the failure of any Nonpurchasing Holder to purchase such Nonpurchasing Holder’s full pro rata share of such offering of New Securities (the “Overallotment Notice”). Each Purchasing Holder shall have a right of overallotment such that such Purchasing Holder may agree to purchase a portion of the Nonpurchasing Holder’s unpurchased pro rata share of such offering on a pro rata basis according to the relative pro rata shares of the Purchasing Holders at any time within five (5) business days after receiving the Overallotment Notice.

In the event the Company has not consummated the sale of the New Securities within one hundred twenty (120) days from the date of written notice provided for in this Section 2.8(c), the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Holders entitled to a Right of First Refusal in the manner provided above.

2.9 Company Right of First Offer

(a) If at any time, before the fifth anniversary of the date hereof, a Investor desires to transfer any of its Series A Shares other than in an Investor Permitted Transfer, the Investor shall so inform the Company and the Founder in writing (the “First Offer Notice”) stating the number and description of shares included in such proposed disposition (the “Investor Offered Shares”). For the purposes of this Section 2.9, “Investor Permitted Transfer” shall mean any Transfer to an Affiliate or partner of the Investor (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Series A Shares or Conversion Stock by gift, will or intestate succession) or a partnership that is affiliated with the transferring Investor.

(b) The Company shall have the option for a period of 20 days after receipt of the First Offer Notice (the “Option Period”) to submit a written offer (the “Purchase Offer”) to such Investor to purchase all of the Investor Offered Shares. If the Company does not choose to submit a Purchase Offer, the Founder shall have the option for the remainder of the Option Period to submit a Purchase Offer to purchase all of the Investor Offered Shares. Such Purchase Offer shall identify the offered price per share for the Investor Offered Shares as well as any other material terms and conditions of such offer.

(c) The Investor shall be permitted to either accept or reject the Purchase Offer, provided that, if Investor rejects the Purchase Offer, Investor shall have 120 days after receipt of the Purchase Offer to consummate the disposition of the Investor Offered Shares to any third party at a price per share higher than the price per share reflected in the Purchase Offer (assuming substantially similar other terms and conditions, if any). If the Investor does not consummate such disposition pursuant to the terms of the preceding sentence, the provisions of this Section 2.9 shall again be in effect with respect to such Series A Shares.

3. Registration Rights.

3.1 Demand Registration.

(a) Subject to the terms and conditions hereof, at any time after one hundred eighty (180) days after the effective date of the Company’s initial public offering of its Common Stock, if the Company shall receive a written request from the Holders of at least twenty-five percent (25%) of the Registrable Securities then outstanding that the Company effect any registration with respect to Registrable Securities then outstanding, the Company will (i) within thirty (30) days of the receipt by the Company of such notice, give written notice of the proposed registration to all other Holders and (ii) as soon as practicable, but in no event later than ninety (90) days following the registration request use best efforts to effect such registration (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within thirty (30) days after receipt of such written notice from the Company. Notwithstanding the foregoing, the Company shall not be obligated to take any action to effect any registration pursuant to this Section 3.1(a):

(i) If the requested registration would not have an aggregate offering price of all Registrable Securities sought to be registered by the Holders, of at least five million dollars ($5,000,000);

(ii) After the Company has effected two such registrations pursuant to this Section 3.1(a), and such registrations have been declared or ordered effective;

(iii) During the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date one hundred eighty (180) days immediately following the effective date of, any registration statement pertaining to a public offering of securities of the Company, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(iv) If the Holders are able to demand a registration on Form S-3 (or any successor form to Form S-3) pursuant to Section 3.3 of this Agreement; or

(v) If the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future. In such case, the Company’s obligation to register, qualify or comply under this Section 3.1(a) shall be deferred one or more times for a period not to exceed sixty (60) days in the aggregate in any twelve-month period from the date of receipt of written request from the Holders.

(b) Underwriting. In the event that any Holders initiating a registration pursuant to Section 3.1(a) intend to distribute Registrable Securities by means of an underwriting, they shall so advise the Company in their request and the Company shall so advise the other Holders as part of the notice given pursuant to Section 3.1(a). In such event, the right of any Holder to registration pursuant to Section 3.1(a) shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 3.1, and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter of recognized national standing selected for such underwriting by a majority of the Holders proposing to distribute their securities through such underwriting, but subject to the Company’s reasonable approval. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company.

3.2 Company Registration.

(a) Notice of Registration. If at any time or from time to time after the effective date of a registration statement with respect to an initial public offering of the Company’s Common Stock under the Securities Act, the Company shall determine to register any of its equity securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Rule 145 transaction, or (iii) a registration pursuant to Section 3.1 hereof, the Company will promptly give to each Holder written notice thereof and include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within thirty (30) days after receipt of such written notice from the Company, by any Holder.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 3.2(a). In such event the right of any Holder to registration pursuant to this Section 3.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein.

All Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 3.2, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such offering to an amount no less than twenty-five percent (25%) of all shares to be included in such offering. The Company shall so advise all Holders distributing their securities through such underwriting of such limitation and the number of shares of Registrable Securities, if any, that may be included in the registration and underwriting. Any Registrable Securities that are included shall be allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included in such registration. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or Holders to the nearest 100 shares. If any Holder or Holders disapprove of the terms of any such underwriting, such Holder or Holders may elect to withdraw therefrom by written notice to the Company.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 3.4 hereof.

3.3 Registration on Form S-3.

If the Company shall receive a written request from the Holders in writing that the Company file a registration statement on Form S-3 (or any successor form to Form S-3), for a public offering of Registrable Securities, the Company shall use its best efforts to cause such Registrable Securities to be registered on such form for the offering and to cause such Registrable Securities to be qualified in such jurisdictions as the Holder or Holders may reasonably request. The provisions of Section 3.1(b) shall be applicable to each registration initiated under this Section 3.3. Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 3.3:

(a) If the requested registration would not have an aggregate offering price of all Registrable Securities sought to be registered by the Holders of at least two million dollars ($2,000,000);

(b) If the Company is not a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering;

(c) Within six-months after the Company has effected a registration pursuant to this Section 3.3, and such registration has been declared or ordered effective;

(d) During the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date one hundred eighty (180) days immediately following the effective date of, any registration statement pertaining to a public offering of securities of the Company, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(e) If the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its Shareholders’ for a registration statement to be filed in the near future. In such case, the Company’s obligation to register, qualify or comply under this Section 3.3 shall be deferred for a period not to exceed sixty (60) days in the aggregate during any twelve-month period from the date of receipt of written request from the Holders; or

(f) After the Company has effected five such registrations pursuant to this Section 3.3, and such registrations have been declared or ordered effective.

3.4 Expenses of Registration.

All Registration Expenses incurred in connection with registrations pursuant to Sections 3.1, 3.2 and 3.3 shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of the securities included in such registration pro rata among each other on the basis of the number of shares so registered; provided, however, that the Company shall not be required to pay for the Registration Expenses of any registration proceeding begun pursuant to Sections 3.1 or 3.3 if the registration request is subsequently withdrawn at the request of the Holders holding a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses) unless, in the case of a registration pursuant to Section 3.1, the Holders holding a majority of the Registrable Securities to be registered agree to forfeit their right to a demand registration pursuant to Section 3.1, which forfeiture shall be binding on all Holders of Registrable Securities.

3.5 Registration Procedures.

In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 3, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. Subject to Section 3.4, the Company, at its expense, will:

(a) Prepare and file with the Commission a registration statement and use its best efforts to cause such registration statement to become and remain effective for one hundred twenty (120) days, or less if the distribution described in the Registration Statement has been completed, provided, however, that the Company shall be entitled to postpone the updating of the information in any registration statement (or documents or reports incorporated therein by reference) during any period not exceeding 60 consecutive days due to (i) the fact that the Company has material inside information that the Company has concluded (with the advice of counsel) cannot be disclosed publicly; (ii) a material event, including but not limited to, a material acquisition or merger of the Company (or a subsidiary of the Company) or any other material event outside the control of the Company (“Black-out Periods”); provided, further, that if any Black-out Periods occur, the period during which a registration statement must be kept effective and current pursuant to this Section 3 shall be extended by a number of days equal to the aggregate number of days of all such Black-out Periods;

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request to facilitate the public offering of such securities;

(d) Use best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f) Furnish, at the request of a majority of the Holders participating in the registration on the date that the securities being registered are delivered to the underwriters for sale, if requested by the Holders, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and selling shareholders and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in a underwritten public offering, addressed to the underwriters and selling shareholders; and

(g) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

3.6 Indemnification.

(a) The Company will indemnify each Holder, each of its officers, directors, partners and each person controlling such Holder within the meaning of Section 15 of the Securities Act with respect to which registration, qualification or compliance has been effected pursuant to this Section 3, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or the Exchange Act or any other federal or state rule or regulation applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners and each person controlling such Holder and each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided, however, that the indemnity agreement contained in this subsection 3.6(a) shall not apply, nor shall the Company be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter specifically for use therein.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, severally and not jointly, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other Holder, each of its officers, directors, partners and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of each Holder under this subsection 3.6(b) shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the shares sold by such Holder under such registration statement bears to the total public offering price of all securities sold thereunder, but not to exceed the proceeds received by such Holder from the sale of Registrable Securities covered by such registration statement unless such liability resulted from willful misconduct by such Holder.

(c) Each party entitled to indemnification under this Section 3.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses but shall bear the expense of such defense nevertheless. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (whose consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) If the indemnification provided for paragraphs (a) through (c) of this Section 3.6 is unavailable or insufficient to hold harmless an Indemnified Party under such paragraphs in respect of any losses, claims, damages or liabilities or actions in respect thereof referred to therein, then each Indemnifying Party shall in lieu of indemnifying such Indemnified Party contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or actions in such proportion as appropriate to reflect the relative fault of the Company, on the one hand, and the Holder of such Registrable Securities, on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or actions as well as any other relevant equitable considerations, including the failure to give any notice under Section 3.6(c). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the Company, on the one hand, or the Holders of such Registrable Securities, on the other, and to the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each of the Holders agrees that it would not be just and equitable if contributions pursuant to this paragraph were determined by pro rata allocation (even if all of the Holders of such Registrable Securities were treated as one entity for such purpose) or by any other method of allocation which did not take account of the equitable considerations referred to above in this paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities or action in respect thereof, referred to above in this paragraph, shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this paragraph, no Holder shall be required to contribute any amount in excess of the proceeds received by such Holder for the sale of Registrable Securities covered by such registration statement unless the liability resulting in such obligation to contribute resulted from willful misconduct by such Holder. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

3.7 Information by Holder.

Each Holder of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder, the Registrable Securities held by such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 3.

3.8 Rule 144 Reporting.

With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Series A Shares or the Conversion Stock to the public without registration, after such time as a public market exists for the Common Stock, the Company agrees to use reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act (“Rule 144”), at all times after the effective date that the Company becomes subject to the reporting requirements of the Exchange Act;

(b) use reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act (at any time after it has become subject to such reporting requirements);

(c) furnish to any Holder upon such Holder’s request, so long as such Holder owns any Series A Shares or any Conversion Stock, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time beginning ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other publicly filed reports of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

3.9 Transfer of Registration Rights.

The rights to cause the Company to register securities granted Holders under Sections 3.1, 3.2 and 3.3 shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of Registrable Securities).

3.10 Termination of Registration Rights.

The rights granted under this Section 3 shall terminate on the earlier to occur of the following: (i) the fifth anniversary of the consummation of the initial underwritten public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act, or (ii) as to a particular Holder, when such Holder is eligible to sell all of its Registrable Securities within any ninety (90) day period in reliance on Rule 144 (excluding Rule 144A) or any similar rule or regulation hereafter adopted by the Commission.

3.11 Limitations on Subsequent Registration Rights.

The Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights on parity with or superior to the rights granted to the Investors hereunder without the written consent of the Holders of a majority of the outstanding Registrable Securities.

3.12 Lock-Up Agreement.

Each holder of Series A Shares agrees that in connection with the initial public offering of any equity securities of the Company under the Securities Act for the account of the Company, if so requested by the managing underwriter, such holder shall not sell or otherwise transfer any securities of the Company during the period commencing on the effective date of a registration statement of the Company filed under the Securities Act and ending on the date specified by the Company and the managing underwriter, which period shall not exceed one hundred eighty (180) days. This Section 3.12 shall only be applicable to the holders of Series A Shares if all officers and directors and greater than one percent (1%) shareholders of the Company enter into similar agreements.

4. Covenants.

4.1 Annual and Quarterly Financial Statements.

As long as any Investor is a holder of any Series A Shares, the Company shall provide the following documents to such Investors:

(a) As soon as practicable after the end of each fiscal year, and in any event within ninety (90) days after the end of each such fiscal year, consolidated balance sheets of the Company and its subsidiaries as of the end of such fiscal year, consolidated statements of operations and consolidated statements of cash flows and stockholders’ equity of the Company and its subsidiaries for such year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited by independent public accountants selected by the Company; and

(b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company and in any event within sixty (60) days thereafter, a consolidated balance sheet of the Company and its subsidiaries as of the end of each such quarterly period, and consolidated statements of operations and consolidated statements of cash flows of the Company and its subsidiaries for such period and for the fiscal year to date, unaudited but prepared in accordance with generally accepted accounting principles (other than accompanying notes), subject to changes resulting from year-end audit adjustments, in reasonable detail and signed by the principal financial or accounting officer of the Company.

4.2 Monthly Financial Statements.

As long as the Investors are holders of at least 25% of the Series A Shares (including Conversion Stock) originally purchased by the Investors, the Company shall provide to the Investors as soon as practicable after the end of each month and in any event within thirty (30) days thereafter, an unaudited consolidated balance sheet of the Company and its subsidiaries as of the end of each such monthly period, and unaudited consolidated statements of operations and consolidated statements of cash flows of the Company and its subsidiaries for such period and for the fiscal year to date, prepared in accordance with generally accepted accounting principles (other than accompanying notes), subject to changes resulting from year-end audit adjustments, in reasonable detail and signed by the principal financial or accounting officer of the Company.

4.3 Related Party Transactions.

The Company will not, directly or indirectly, enter into any transaction with any Affiliate, except for the Repurchase and modifications of the employment agreement with Alan Gladstone approved by the Board, unless such transaction is on terms no more favorable to the Affiliate than could be obtained in a comparable arms’ length transaction with an unrelated third party. For purposes of this paragraph, (i) “Affiliate” shall mean, with respect to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person; (ii) a Person shall be deemed to “control” another Person if the controlling Person owns 10% or more of any class of stock of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the controlled Person, whether through ownership of stock, by contract or otherwise; and (iii) “Person” shall mean any natural person, corporation, firm, partnership, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

4.4 Key Man Insurance

The Company has obtained, as of the date hereof, or will obtain, as soon as practicable after the date hereof, a key-man life insurance policy in the minimum amount of $5 million for the life of Alan Gladstone and shall use best efforts to keep such policy in place and effective.

4.5 Director and Officer Insurance

The Company has obtained, as of the date hereof, or will obtain, as soon as practicable after the date hereof, a Director and Officer insurance policy in the minimum amount of $5 million for liability of its directors on customary terms and shall use best efforts to keep such policy in place and effective.

4.6 The Series A Director.

If Barton Gurewitz is removed or resigns from the Board of Directors at any time, then the holders of the majority of the shares of Series A Preferred Stock shall, in addition to the election of the Series A Director, have the right to designate an industry executive who is mutually agreeable to such holders and Alan Gladstone and who is not otherwise affiliated with the Company to fill the vacancy so created, and the Company shall take all necessary and reasonable actions to have such nominee elected to the Board of Directors. In the event such designee is elected to the Board of Directors, Alan Gladstone (or a successor as President of the Company), for so long as Alan Gladstone continues to hold greater than 25% of the outstanding capital stock of the Company, shall have the right to cause the Company to increase the size of the Board of Directors by one seat and designate a representative of his choosing to fill such newly created vacancy. At any time at which the Company’s shareholders shall have the right to, or shall vote for, or consent in writing to the election of directors of the Company, then Alan Gladstone and the holders of the majority of the then-outstanding Series A Preferred Stock shall vote all of the shares owned by them for, or consent in writing with respect to such shares in favor of, and use all of their powers as shareholders of the Company to ensure that the provisions of this Section 4.6 are implemented.

5. Termination.

The provisions of Sections 2 and 4 of this Agreement shall expire and be of no further force or effect immediately before the consummation of (i) an initial public offering registered under the Securities Act; or (ii) any sale, lease, assignment, transfer, or other conveyance of all or substantially all of the assets of the Company or any of its subsidiaries, or any consolidation or merger involving the Company or any of its subsidiaries, in which in excess of fifty percent (50%) of the Company ‘s voting power is transferred, or any reclassification or other change of any stock, or any recapitalization of the Company or any transaction or series of transactions pursuant to which the holders of the outstanding voting securities of the Company immediately prior to such transaction fail to hold equity securities representing a majority of the voting power of the Company or surviving entity immediately following such consolidation, merger or other transaction. All other provisions of this Agreement shall terminate with respect to a Holder of Registrable Securities at such time that such Holder no longer owns any Registrable Securities.

6. Miscellaneous.

6.1 Governing Law. Consent to Jurisdiction. Waiver of Jury Trial.

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of laws.

6.2 Notices.

All notices and other communications required or permitted hereunder shall be in writing and shall be delivered by facsimile, by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, as follows:

(a)	if to any Investor, to:

Rosewood Capital

One Maritime Plaza, Suite 1330

San Francisco, California 94111

Attention: Peter Breck

Facsimile: (415) 362-1192

Telephone: (415) 362-5526,

or such other address as shall be provided by Investors;

with a copy to:

Simpson Thacher & Bartlett

3330 Hillview Ave.

Palo Alto, California 94304

Attention: Richard Capelouto

Facsimile: (650) 251-5002

Telephone: (650) 251-5060

(b)	if to the Company, to:

Anna’s Linen Company

3550 Hyland Avenue

Costa Mesa, California 92626

Attention: Alan Gladstone

Facsimile: (714) 850-9170

Telephone: (714) 850-0504,

or such other address as shall be provided by the Company;

with a copy to:

Miller & Holguin

1801 Century Park East

Seventh Floor

Los Angeles, California 90067

Attention: Dale Miller

Facsimile: (310) 557-2205

Telephone: (310) 556-1990

(c)	if to the Founder, to:

Alan Gladstone

c/o Anna’s Linen Company

3550 Hyland Avenue

Costa Mesa, California 92626

Facsimile: (714) 850-9170

Telephone: (714) 850-0504

or such other address as shall be provided by the Founder.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, when confirmed if delivered by facsimile, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid. Notice or communication delivered to the addressee pursuant to Section 6.2(a) shall be deemed effective as to all Investors.

6.3 Assignment.

Subject to the conditions of transfer of shares hereunder, this Agreement shall be binding upon the Company, the Founder, the Investors and their respective heirs, executors, administrators, assigns and legal representatives.

6.4 Amendment.

Except as otherwise provided herein, additional parties may be added to this Agreement and this Agreement or any provision hereof may be amended, waived, or terminated by a written instrument signed by the Company, the Founder and the Holders of a majority of the Registrable Securities.

6.5 Severability.

In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6.6 Attorney’s Fees.

In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all reasonable fees, costs and expenses of appeals.

6.7 Legal Representation

The Founder acknowledges that he has not been represented by Company counsel, Miller & Holguin, in connection with the negotiation of this Agreement and that the Founder has been advised to seek the advice of independent legal counsel and has had ample opportunity to consult independent counsel with respect to this Agreement.

6.8 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.9 Entire Agreement.

This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes all other agreements between or among any of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month and year first set forth above.

“COMPANY”

ANNA’S LINEN COMPANY

By:	/s/ Alan Gladstone
Name:	Alan Gladstone
Title:	President & CEO

Address:	3550 Hyland Avenue
Costa Mesa, California 92626

“FOUNDER”

/s/ Alan Gladstone
Alan Gladstone

Address:	3550 Hyland Ave
Costa Mesa, CA 92626

“INVESTORS”

ROSEWOOD CAPITAL III, L.P.

By:	/s/ Kyle Anderson
Name:	Kyle Anderson
Title:	Managing Director

Address:	One Maritime Plaza, Suite 1330
San Francisco, CA 94111

ROSEWOOD CAPITAL IV, L.P.

By:	/s/ Kyle Anderson
Name:	Kyle Anderson
Title:	Managing Director

Address:	One Maritime Plaza, Suite 1330
San Francisco, CA 94111

ROSEWOOD CAPITAL IV ASSOCIATES, L.P.

By:	/s/ Kyle Anderson
Name:	Kyle Anderson
Title:	Managing Director

Address:	One Maritime Plaza, Suite 1330
San Francisco, CA 94111